EXHIBIT 99.1

Contacts:

John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, Ext. 247

Spectrum Pharmaceuticals and Lannett Company announce exclusive supply and distribution agreement for ciprofloxacin

     IRVINE, Calif., August 18, 2003 – Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) and Lannett Company, Inc. (AMEX: LCI) today announced that they have entered into an exclusive supply, marketing and distribution agreement for ciprofloxacin. Ciprofloxacin is the chemical ingredient in Cipro®, a drug marketed by Bayer Corporation. Cipro® is widely used to treat bacterial infections, and estimated annual worldwide sales exceed $1 billion.

     Lannett will receive ciprofloxacin through Spectrum’s NeoJB subsidiary, which is a joint venture between Spectrum and J.B. Chemicals & Pharmaceuticals, Ltd. (Bombay Stock Exchange: JBCPL). Upon approval of the ANDA and expiration of the patent, JBCPL will manufacture and supply ciprofloxacin for NeoJB. The Company hopes to generate revenue from the sale of ciprofloxacin in 2004.

     “We are excited about the opportunity to join with Lannett to market and distribute our first generic drug, ciprofloxacin”, stated Rajesh C. Shrotriya, Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “Lannett has a long history in the generic industry, and has used its strengths recently to rapidly grow its sales and profits from generic drugs. We believe that Lannett’s growing base of wholesale distributors, mail order distributors, wharehousing chains and retail chains will maximize our opportunities for Ciprofloxacin sales.”

     Last year, Spectrum and JBCPL formed NeoJB LLC to enable Spectrum to benefit from JBCPL’s high quality, lower cost drug manufacturing capabilities through the sale of JBCPL’s generic drugs in the United States. JBCPL will benefit from Spectrum’s skills in managing the regulatory and marketing functions in the United States. NeoJB LLC is an 80% and 20% joint venture of Spectrum and a subsidiary of J B Chemicals & Pharmaceuticals Ltd. respectively. JBCPL is an internationally known pharmaceutical company headquartered in Mumbai, India

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     Spectrum Pharmaceuticals’ primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. Eoquin™ is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information, visit the Company’s web site at www.spectrumpharm.com.

     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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